EXECUTION VERSION


                               FUNDING AGREEMENT
                               -----------------


         This FUNDING AGREEMENT (this "Agreement"), is dated as of February 17, 2004, by and between Hollinger Inc., a corporation incorporated under the Canada Business Corporations Act (the "Company"), and Press Holdings International Limited, a corporation incorporated under the laws of Jersey ("PHIL").

                             W I T N E S S E T H :
                             - - - - - - - - - -

         WHEREAS, on January 18, 2004, The Ravelston Corporation Limited, a corporation incorporated under the laws of the Province of Ontario ("Ravelston"), and Conrad M. Black, The Lord Black of Crossharbour, PC (Can), OC, KCSG ("Lord Black"), entered into a tender and shareholder support and acquisition agreement with PHIL pursuant to which and upon the terms and conditions set forth therein, among other things, Ravelston and Lord Black agreed to tender all of the (a) Retractable Common Shares, (b) Exchangeable Non-Voting Preference Shares Series II and (c) Retractable Non-Voting Preference Shares Series III (together with the Retractable Common Shares and the Exchangeable Non-Voting Preference Shares Series II, the "Shares"), of the Company owned or controlled, directly or indirectly, by them in the offers by PHIL, through its wholly-owned subsidiary, Press Acquisition Inc., a corporation incorporated under the Canada Business Corporations Act ("PAI"), to purchase any and all of the issued and outstanding Shares;

         WHEREAS, on January 27, 2004, PHIL, through PAI, commenced the offers to purchase (collectively, the "Equity Tender Offer") any and all of the issued and outstanding Shares, which Equity Tender Offer is scheduled to expire at 8:00 a.m., New York City time, on March 3, 2004, unless extended or withdrawn in accordance with the terms and conditions thereof;

         WHEREAS, in order to facilitate consummation of the transactions contemplated by the Equity Tender Offer, the Company proposes to offer to purchase (the "Debt Tender Offer") any and all of its outstanding 11.875% Senior Secured Notes due 2011 (the "Notes"), issued pursuant to the terms of the Indenture, dated as of March 10, 2003, by and among the Company, Ravelston Management Inc., as guarantor, 504468 N.B. Inc., as guarantor, Ravelston, Sugra Limited and Wachovia Trust Company, National Association, as trustee, and the Company has agreed to pay (a) $1,250.00 per $1,000.00 principal amount of the Notes validly tendered (and not withdrawn) in the Debt Tender Offer on or prior to 5:00 p.m., New York City time, on March 18, 2004, as such date may be extended pursuant to the terms of the Debt Tender Offer (the "Debt Tender Offer Expiration Date"), (b) with respect to Notes validly tendered (and not withdrawn) in the

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Debt Tender Offer on or prior to 5:00 p.m., New York City time, on March 3,
2004, a consent payment, in connection with the Company's solicitation of consents (the "Consents") made simultaneously with the Debt Tender Offer, of $30.00 per $1,000.00 principal amount of the Notes and (c) accrued and unpaid interest on Notes validly tendered (and not withdrawn) in the Debt Tender Offer to, but not including, the payment date; the amounts set forth in subparagraphs
(a) through (c) above, shall be collectively referred to as the "Debt Tender Offer Consideration";

         WHEREAS, as the Company is in serious financial difficulty and in order to facilitate consummation of the transactions contemplated by the Equity Tender Offer, the Company has requested that PHIL provide funding sufficient to permit the Company to pay the Debt Tender Offer Consideration;

         WHEREAS, as the Company is in serious financial difficulty and in order to facilitate consummation of the transactions contemplated by the Equity Tender Offer, the Company has requested that PHIL be responsible for the payment of, and pay or cause to be paid for, the out-of-pocket fees and expenses actually incurred by the Company in connection with the making and consummation of the Debt Tender Offer, including, but not limited to, the fees and expenses payable to (a) D.F. King & Co., Inc. pursuant to the Information Agent Agreement, dated February 14, 2004, by and among the parties thereto, (b) Wilmington Trust Company pursuant to the Depositary Agent Agency Agreement, dated February 17, 2004, by and among the parties thereto, (c) UBS Securities LLC pursuant to the Dealer Manager Agreement, dated February 17, 2004, by and among the parties thereto and (d) Merrill Printers pursuant to existing arrangements with PHIL; the fees and expenses set forth in subparagraphs (a) through (d) above, shall be collectively referred to as the "Debt Tender Offer Expenses", which for the avoidance of doubt shall not include the Debt Tender Offer Consideration; and

         WHEREAS, PHIL has agreed to fund the Debt Tender Offer Consideration and the Debt Tender Offer Expenses, subject to the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties agree as follows:

1.       Funding Commitment.

         (a) PHIL agrees to loan, advance or otherwise make available to the Company funds in an amount sufficient to pay the Debt Tender Offer Consideration (the "Funds"), on terms no less favorable to the Company than if the Funds were obtained from a person or company dealing at arm's length with the Company, which Funds shall be used by the Company for the express purpose of paying the Debt Tender Offer Consideration. The obligation of PHIL to loan, advance or otherwise make available to the Company the Funds shall be subject to the receipt by PHIL of a duly executed Debt Tender Offer Funding Notice, the form of which is attached hereto as Annex A, and the satisfaction or waiver of the conditions set forth on Annex B hereto. Upon receipt of a duly executed Debt Tender Offer Funding Notice and the satisfaction or waiver of the conditions set forth on Annex B hereto, PHIL shall promptly and, in any event, within two business days, transmit or cause the transmission of the Funds, in immediately available funds, to the account specified in such Notice. Concurrently with such funding, the Company agrees to execute and deliver to PHIL such documents or instruments evidencing such funding as shall be mutually agreed upon.

         (b) PHIL shall be responsible for the payment of, and shall pay or cause to be paid for, the Debt Tender Offer Expenses as and when the Debt Tender Offer Expenses (or any portion thereof) become due and payable (after taking into account any grace periods and extensions). Notwithstanding the foregoing, PHIL may elect to provide to the Company the necessary funds to fund all or a portion of the Debt Tender Offer Expenses and the Company shall make such payments directly, which for the avoidance of doubt shall not obviate the obligation of PHIL for the satisfaction of the Debt Tender Offer Expenses to the extent not so satisfied with the funds provided by PHIL for such purpose. The Company agrees that it will not enter into or amend or modify any agreements, arrangements or understandings related to the Debt Tender Offer fees and expenses, except (i) for those agreements or arrangements discussed in the second-to-last WHEREAS clause above (existing as of their respective dates), and (ii) as otherwise expressly agreed in writing by PHIL.

2. Termination. The Debt Tender Offer Consideration funding commitment of PHIL hereunder shall terminate on the earlier to occur of (i) the Debt Tender Offer being terminated or withdrawn in accordance with its terms and (ii) the Equity Tender Offer being terminated or withdrawn in accordance with its terms. Notwithstanding anything to the contrary in this Agreement and subject to Section 1(b) above, the funding commitment of PHIL with respect to the Debt Tender Offer Expenses shall not terminate until all such amounts due and payable shall have been paid or otherwise satisfied.

3. Fees and Expenses. Each party hereto shall pay all costs and expenses incurred by it in connection with the execution and delivery of this Agreement, and all the transactions contemplated thereby, including, without limitation, fees of legal counsel, except to the extent such costs and expenses constitute Debt Tender Offer Expenses as contemplated by this Agreement.

4. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York, without regard to conflicts of law. Each of the parties irrevocably submits in the first instance to the exclusive jurisdiction of the United States District Court for the Southern District of New York and, if jurisdiction is not found therein, then to the exclusive jurisdiction of any court of the State of New York located in New York City in any action, suit or proceeding arising out of this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such applicable court; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 4 and shall not be deemed to be a general submission to the jurisdiction of such applicable court or in the State of New York other than for such purpose, nor shall it be deemed to amend the choice of jurisdiction in any other document between the parties. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such applicable court. Each of the parties further irrevocably waives and agrees not to plead or claim that any such action, suit or proceeding brought in such applicable court has been brought in an inconvenient forum.

5. Assignment. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto, and any such attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section 5 shall prohibit PHIL from assigning its obligations under this Agreement to any affiliate of PHIL or from granting participations in its funding obligations hereunder pursuant to arrangements satisfactory to PHIL so long as PHIL remains liable that such funding be provided, unless otherwise agreed by the Company.

6. Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall constitute an original and all of which together shall be considered one and the same agreement.

7. No Third Party Beneficiary. This Agreement is for the sole benefit of the parties and their permitted assigns, and nothing expressed or implied herein shall give or be construed to give any person, other than the parties and such assigns, any legal or equitable rights hereunder.

8. Amendment and Supplement of Debt Tender Offer Documents. The Company agrees not to amend or supplement the offering and ancillary documents relating to the Debt Tender Offer from and after the date of this Agreement, without the prior written consent of PHIL in its sole discretion; provided, however, that the Company at any time may amend or supplement such documents if it is advised by outside legal counsel to the Company that such amendment or supplement is required under applicable law, regulatory authority or stock exchange requirements or by a court of competent jurisdiction. In the event the Company has been so advised by outside legal counsel that such an amendment or supplement is required, the Company shall provide to PHIL and its advisors (i) a copy of the form and content of the proposed disclosure and the method of dissemination and (ii) a reasonable opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances. Notwithstanding the foregoing, the Company may make reasonable determinations in good faith as to the validity, form or eligibility (including time of receipt) of tenders of Notes or notices of withdrawal or revocations of Consents without the consent of PHIL.

9. Amendment; Waiver. This Agreement may not be amended or modified nor any provision hereof waived by the parties except by an instrument in writing signed by each of the parties. The failure of any of the parties to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

10. Entire Agreement. This Agreement (together with the Annexes hereto, which form an integral part hereof) constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

11. Disclosure. The Company and PHIL will consult with each other prior to making any public announcement concerning this Agreement and the transactions contemplated hereby; provided, however, that a party hereto may at any time make a public disclosure if it is advised by outside legal counsel to such party that such disclosure is required under applicable law, regulatory authority or stock exchange requirements or by a court of competent jurisdiction and the disclosing party agrees to provide to the other party (i) a copy of the form and content of the proposed disclosure and the method of dissemination and (ii) a reasonable opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances.

12. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each of the parties has had the opportunity to review and comment on this Agreement and consult with outside legal counsel, and, therefore, no adverse presumption shall be made against the drafting party. Nothing contained in this Agreement shall be deemed to create or evidence a joint venture, partnership, agency relationship or other similar arrangement between the parties, or that the parties are in any other manner affiliated, and it is the express intention of the parties that no such arrangement be formed or created. All dollar amounts in this Agreement and the Annexes hereto are denominated in U.S. dollars.


           (The remainder of this page is intentionally left blank.)

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year first above written.



                                    Press Holdings International Limited


                                    By: /s/ DAVID BARCLAY
                                        ---------------------------------
                                        Name:  Sir David Barclay
                                        Title: President


                                    HOLLINGER INC.


                                    By: /s/ PETER G. WHITE
                                        ----------------------------------
                                        Name:
                                        Title:

                                                                     ANNEX A


                               DEBT TENDER OFFER
                                 FUNDING NOTICE

                                                       [________], 2004

Press Holdings International Limited
Le Montaigne
7 Avenue de Grande Bretagne
Monte Carlo, Monaco 98000

To whom it may concern:

         Notice is provided pursuant to Section 1 of the Funding Agreement dated as of February 17, 2004 (the "Funding Agreement"), by and between Hollinger Inc., a corporation incorporated under the Canada Business Corporations Act (the "Company"), and Press Holdings International Limited, a corporation incorporated under the laws of Jersey ("PHIL"). Terms used in this Debt Tender Offer Funding Notice and not otherwise defined herein shall have the meanings attributed thereto in the Funding Agreement.

         1. The Company has completed the Debt Tender Offer and has accepted for purchase Notes having an aggregate principal amount of $[____________].

         2. The Company requests that PHIL or its designee advance to the Company the amount of $[_______], as calculated below:

Debt Tender Offer consideration payable to holders of Notes
tendered on or before the Debt Tender Offer Expiration Date     $[___________]

Consent payment payable to holders of Notes tendered
on or prior to 5:00 p.m., New York City time,
on March 3, 2004                                                $[___________]

Note Interest                                                   $[___________]

Debt Tender Offer Expenses (to the extent not paid by PHIL)     $[___________]
                                                                --------------
Total to be Funded                                              $[___________]

         3. The amount set forth above in the line captioned "Total to be Funded" is to be transmitted promptly and, in any event, within two business days, in immediately available funds to:

                           [Name of Bank]
                           [Address of Bank]
                           [Bank Routing Number]
                           For Credit to Hollinger Inc.
                           [Hollinger Inc. Account Number]
                           Reference:  Debt Tender Offer Consideration

            4. The undersigned certifies that conditions (b), (c), (d), (e) and
(f) set forth set forth in Annex B to the Funding Agreement have been satisfied as of the date hereof.


                                            Sincerely,

                                            HOLLINGER INC.

                                            By:
                                               -----------------------------
                                               Name:
                                               Title:

                                                                    ANNEX B

           Conditions to Funding the Debt Tender Offer Consideration

         The funding of the Debt Tender Offer Consideration shall be subject to the following conditions, each of which shall be for the exclusive benefit of PHIL and may be waived only in writing by PHIL in its sole discretion. Any determination by PHIL concerning any event or other matter described in the following conditions shall be final and binding upon the Company.

         (a) Equity Tender Offer Condition. PAI has taken up and paid for all of the Shares owned or controlled, directly or indirectly, by Ravelston and Lord Black tendered pursuant to the Equity Tender Offer in accordance with the terms and conditions thereof.

         (b) Requisite Consents Condition. The Company shall have received valid consents from the holders of an aggregate principal amount of Notes that represent no less than a majority of the aggregate principal amount of Notes outstanding as of the Debt Tender Offer Expiration Date. It being understood that the Company may make reasonable determinations in good faith as to the validity, form or eligibility (including time of receipt) of tenders of Notes (and thereby delivery of Consents) or notices of withdrawal or revocations of Consents without the consent of PHIL.

         (c) Acceptance of Notes; No Waivers. The Notes tendered in the Debt Tender Offer shall have been accepted for purchase by the Company, and the Company shall not have, in whole or in part, waived or deemed any condition not applicable to the Debt Tender Offer, except for such waivers as to which PHIL shall have given its prior written consent, and all of such conditions shall have been satisfied or so waived. It being understood that the Company may make reasonable determinations in good faith as to the validity, form or eligibility (including time of receipt) of tenders of Notes (and thereby delivery of Consents) or notices of withdrawal or revocations of Consents without the consent of PHIL.

         (d) Enforceability. This Agreement shall have been duly and validly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by PHIL) shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and shall remain in full force and effect.

         (e) Bar to Purchase. Neither the performance of this Agreement nor the consummation of the Debt Tender Offer in accordance with its terms shall be the subject of any law, order, decree, judgment, rule, regulation, or resolution of any court, governmental authority or arbitrator the effect of which is to enjoin or otherwise prevent the performance of this Agreement or the consummation of the Debt Tender Offer in accordance with its terms.

         (f) No Amendments or Supplements. No amendments or supplements to the offering and ancillary documents relating to the Debt Tender Offer have been made from and after the date of this Agreement, which have not been consented to prior thereto in writing by PHIL. It being understood that the Company may make reasonable determinations in good faith as to the validity, form or eligibility (including time of receipt) of tenders of Notes (and thereby delivery of Consents) or notices of withdrawal or revocations of Consents without the consent of PHIL.